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Heafner Tire Group, Inc.                                            Exhibit 11.1
Computation of Earnings Per Share
(Unaudited)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1999             1998             1997
                                                                     -----------      -----------       ---------

Average shares outstanding during the period                           5,203,896        6,062,322       4,736,501
Incremental shares under stock options and warrants computed under the treasury stock method using the average market
  price of issuer's stock during the period                                   --               --              --
                                                                     -----------      -----------       ---------

     Total shares for diluted EPS                                      5,203,896        6,062,322       4,736,501
                                                                     ===========      ===========       =========

Income applicable to common shareholders:

  Loss from operations before extraordinary charge                            --       (2,508,000)             --
                                                                                      ===========


  Net income (loss)                                                  $(6,588,000)     $(4,724,000)      $ (14,000)
                                                                     ===========      ===========       =========


(Loss) income per basic common share:
  Loss from operations before extraordinary charge                            --            (0.41)             --

  Net income (loss)                                                  $     (1.27)     $     (0.78)      $   (0.00)
                                                                     ===========      ===========       =========

Income (loss) per diluted share:
  Loss from operations before extraordinary charge                            --            (0.41)             --

  Net income (loss)                                                  $     (1.27)     $     (0.78)      $   (0.00)
                                                                     ===========      ===========       =========
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